Form of Lock-up Agreement

__________, 2020

Jefferies LLC
Barclays Capital Inc.

William Blair & Company, L.L.C.

As Representatives of the Several Underwriters

c/o Jefferies LLC
520 Madison Avenue

New York, New York 10022

c/o Barclays Capital Inc.
745 Seventh Avenue

New York, New York 10019

c/o William Blair & Company, L.L.C.
150 N. Riverside Plaza

Chicago, Illinois 60606

RE:      LogicBio Therapeutics, Inc. (the “Company”)

Ladies & Gentlemen:

The undersigned is an executive officer or director of the Company or owner of shares of common stock, par value $0.0001 per share, of the Company (“Shares”) or of securities convertible into or exchangeable or exercisable for Shares. The Company proposes to conduct a public offering of Shares (the “Offering”) for which Jefferies LLC (“Jefferies”), Barclays Capital Inc. and William Blair & Company, L.L.C. will act as the representatives of the underwriters. The undersigned recognizes that the Offering will benefit each of the Company and the undersigned. The undersigned acknowledges that the underwriters are relying on the representations and agreements of the undersigned contained in this letter agreement in conducting the Offering and, at a subsequent date, in entering into an underwriting agreement (the “Underwriting Agreement”) and other underwriting arrangements with the Company with respect to the Offering.

Annex A sets forth definitions for capitalized terms used in this letter agreement that are not defined in the body of this letter agreement. Those definitions are a part of this letter agreement.

In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees that, during the Lock-up Period, the undersigned will not (and will cause any Family Member not to), without the prior written consent of [Jefferies], which may withhold [its] consent in [its] sole discretion:

•	Sell or Offer to Sell any Shares or Related Securities currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned or such Family Member,

•	enter into any Swap,
•	make any demand for, or exercise any right with respect to, the registration under the Securities Act of the offer and sale of any Shares or Related Securities, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration, or
•	publicly announce any intention to do any of the foregoing.

The foregoing will not apply to:

(a)  the registration of the offer and sale of the Shares, and the sale of the Shares to the underwriters, in each case as contemplated by the Underwriting Agreement;

(b)  the transfer or disposition of Shares or Related Securities (i) by a bona fide gift or charitable contribution, (ii) by will or intestate succession, (iii) to a Family Member or to a trust whose beneficiaries consist exclusively of one or more of the undersigned and/or a Family Member, (iv) if the undersigned is a corporation, limited liability company, partnership or other business entity, (x) to another corporation, limited liability company, partnership or other business entity that controls, is controlled by or is under common control with the undersigned and such transfer is not for value or (y) to limited partners, members, stockholders or other equityholders of the undersigned or (v) if the undersigned is a trust, transfers to a trustor or beneficiary of the trust, provided, however, that in any such case, it shall be a condition to such transfer or disposition that:

•	each donee, transferee or distributee executes and delivers to the Representatives an agreement stating that such donee, transferee or distributee is receiving and holding such Shares and/or Related Securities subject to the provisions of this letter agreement, and
•	prior to the expiration of the Lock-up Period, no public disclosure or filing under the Exchange Act by any party to the transfer (donor, donee, transferor, transferee, distributor or distributee) shall be required, or made voluntarily, reporting a reduction in beneficial ownership of Shares in connection with such transfer or distribution;

(c)  the transfer or disposition of Shares or Related Securities by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement provided, however that any required filing under the Exchange Act must specify that such transfer or disposition occurred by operation of law or pursuant to a qualified domestic order or in connection with a divorce settlement, as the case may be;

(d)  transactions relating to Shares or Related Securities acquired in the Offering or in open market transactions after the completion of the Offering, provided that no public disclosure or filing under the Exchange Act reporting a reduction in beneficial ownership shall be required, or made voluntarily, during the Lock-up Period in connection with any subsequent transfer or distribution;

(e)  the transfer or disposition of Shares or Related Securities upon the exercise of a stock option granted under a stock incentive plan or stock purchase plan described in the Company’s registration statement related to the Offering by the undersigned, and the receipt by the undersigned from the Company of Shares upon such exercise, insofar as such option is outstanding prior to the date of the Offering, provided that the underlying Shares shall continue to be subject to the restrictions on transfer set forth in this letter agreement and provided, further that, if required or made voluntarily, any public report or filing under Section 16 of the Exchange Act shall include a footnote thereto that the filing relates to the exercise of a stock option, that no shares were sold by the reporting person and that the shares received upon exercise of the stock option are subject to a lock-up agreement with the Underwriters of the Offering;

(f)   the transfer of Shares or Related Securities upon a vesting event of the Company’s securities on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the undersigned in connection with such vesting or exercise, provided that such securities were granted pursuant to a stock incentive plan, stock purchase plan or a contractual employment arrangement described in the Company’s registration statement related to the Offering and, provided further, that no public disclosure or filing under the Exchange Act reporting a disposition of Shares shall be required, or made voluntarily, in connection with such vesting or exercise during the Lock-up Period, other than a public report or filing under Section 16 of the Exchange Act that includes a footnote thereto that any such disposition of shares was made solely to satisfy the undersigned’s tax withholding obligations;

(g)  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Shares, provided that (i) such plan does not provide for the transfer of Shares during the Lock-up Period and (ii) no public disclosure or filing under the Exchange Act regarding the entry into such plan shall be required, or made voluntarily, during the Lock-up Period;

(h)  the transfer of Shares or Related Securities to the Company pursuant to agreements under which the Company has the option to repurchase shares or shares are forfeited upon termination of service of the undersigned; or

(i)  the transfer of Shares or Related Securities pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction involving a Change of Control of the Company (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of Shares or such other securities in connection with any such transaction, or vote any securities in favor of any such transaction), provided that if the tender offer, merger, consolidation or other such transaction is not completed, the Shares owned by the undersigned shall remain subject to the restrictions contained in this letter agreement.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of Shares or Related Securities held by the undersigned and the undersigned’s Family Members, if any, except in compliance with the foregoing restrictions.

With respect to the Offering only, the undersigned waives any registration rights relating to registration under the Securities Act of the offer and sale of any Shares and/or any Related Securities owned either of record or beneficially by the undersigned, including any rights to receive notice of the Offering.

The undersigned confirms that the undersigned has not, and has no knowledge that any Family Member has, directly or indirectly, taken any action designed to or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale of the Shares. The undersigned will not, and will cause any Family Member not to take, directly or indirectly, any such action.

Whether or not the Offering occurs as currently contemplated or at all depends on market conditions and other factors. The Offering will only be made pursuant to the Underwriting Agreement, the terms of which are subject to negotiation between the Company and the underwriters.

This letter agreement (and for the avoidance of doubt, the Restricted Period described herein) and related restrictions shall automatically terminate and become null and void upon the earliest to occur, if any, of (i) the Company, on the one hand, or Jefferies, on the other hand, notifying the other in writing that it does not intend to proceed with the Offering, (ii) the Company files an application to withdraw the registration statement related to the Offering, (iii) the Underwriting Agreement is not executed on or before October 31, 2020, or (iv) the Underwriting Agreement (other than the provisions thereof that survive termination) terminates or is terminated prior to the First Closing Date (as defined in the Underwriting Agreement).

The undersigned acknowledges and agrees that the Underwriters have not provided any recommendation or investment advice nor have the Underwriters solicited any action from the undersigned with respect to the Offering of the Shares and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate.

The undersigned hereby represents and warrants that the undersigned has full power, capacity and authority to enter into this letter agreement. This letter agreement is irrevocable and will be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[signature page follows]

Very truly yours,

[UNDERSIGNED

By:
Name:
Title:

Certain Defined Terms
Used in Lock-up Agreement

For purposes of the letter agreement to which this Annex A is attached and of which it is made a part:

•	“Call Equivalent Position” shall have the meaning set forth in Rule 16a-1(b) under the Exchange Act.
•	“Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an Underwriter pursuant to the Offering), of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold 90% of the outstanding voting securities of the Company (or the surviving entity) and for the avoidance of doubt, the Offering is not a Change of Control.
•	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
•	“Family Member” shall mean the spouse of the undersigned, an immediate family member of the undersigned or an immediate family member of the undersigned’s spouse, in each case living in the undersigned’s household or whose principal residence is the undersigned’s household (regardless of whether such spouse or family member may at the time be living elsewhere due to educational activities, health care treatment, military service, temporary internship or employment or otherwise). “Immediate family member” as used above shall have the meaning set forth in Rule 16a-1(e) under the Exchange Act.
•	“Lock-up Period” shall mean the period beginning on the date hereof and continuing through the close of trading on the date that is 90 days after the date of the Prospectus (as defined in the Underwriting Agreement).
•	“Put Equivalent Position” shall have the meaning set forth in Rule 16a-1(h) under the Exchange Act.
•	“Related Securities” shall mean any options or warrants or other rights to acquire Shares or any securities exchangeable or exercisable for or convertible into Shares, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into Shares.
•	“Securities Act” shall mean the Securities Act of 1933, as amended.
•	“Sell or Offer to Sell” shall mean to:
–	sell, offer to sell, contract to sell or lend,

–	effect any short sale or establish or increase a Put Equivalent Position or liquidate or decrease any Call Equivalent Position

–	pledge, hypothecate or grant any security interest in, or

–	in any other way transfer or dispose of,

in each case whether effected directly or indirectly.

•	“Swap” shall mean any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of Shares or Related Securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise.

Capitalized terms not defined in this Annex A shall have the meanings given to them in the body of this lock-up agreement.